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                           RELIANCE BANCSHARES, INC.
         SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 20, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders (the "Special Meeting") and the Proxy Statement/Prospectus and, revoking any proxy heretofore given, hereby constitutes and appoints Messrs. John T. Lynch and O. William Held to represent and to vote, as designated below, all the shares of common stock, $1.00 par value per share ("Common Stock"), of Reliance Bancshares, Inc. (the "Company") held of record by the undersigned on December 4, 1998, at the Special Meeting which will be held on January 20, 1999, at 2:00 p.m., Milwaukee time, at the Clarion Hotel & Conference Center, 5311 South Howell Avenue, Milwaukee, Wisconsin, or any adjustments or postponements thereof.

     THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED BELOW, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE MATTERS LISTED BELOW. If any other business is presented at the Special Meeting or any adjournments or postponements thereof, this proxy will be voted by the named proxies in their best judgment and discretion. At the present time, the Board of Directors of the Company knows of no other business to be presented at the Special Meeting.

Please mark your votes as in this example: [X]

              DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

         RELIANCE BANCSHARES, INC. 1999 SPECIAL MEETING OF SHAREHOLDERS

1. To approve and adopt an Agreement and Plan of Reorganization, dated as of June 30, 1998 (the "Merger Agreement"), and the related Agreement and Plan of Merger, dated September 22, 1998 (the "Plan of Merger"), between St. Francis Capital Corporation, a Wisconsin corporation ("St. Francis") and the Company providing for the merger of the Company with and into St. Francis, whereby each outstanding share of the Company's Common Stock will be converted into the right to receive cash in an amount ranging from $10.00 per share of the Company's Common Stock up to an amount equal to .2295 multiplied by the average market price of St. Francis' common stock over a measurement period defined in the Merger Agreement (the "St. Francis Average Stock Price") (the exact per share cash amount to be dependant upon the St. Francis Average Stock Price), between .2295 and .3085 fractional shares of St. Francis common stock (the exact fractional share amount to be dependant upon the actual St. Francis Average Stock Price), or an overall combination thereof, subject to certain election and allocation procedures set forth in the Proxy Statement/Prospectus.

            [ ] FOR             [ ] AGAINST              [ ] ABSTAIN

2. To adjourn the Special Meeting to solicit additional votes in favor of the Merger Agreement and the Plan of Merger in the event that the required vote for approval and adoption of the Merger Agreement and the Plan of Merger has not been obtained by the date of the Special Meeting.

            [ ] FOR             [ ] AGAINST              [ ] ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournments or postponements thereof.

                         Dated:
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                                             Signatures

                         IMPORTANT: Please sign your name exactly as it appears hereon. When signing as an attorney, administrator, agent, corporation, officer, executor, trustee, guardian or similar position, please add your full title to our signature. If shares of common stock are held jointly, each holder may sign but only one signature is required.